UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2018 (March 14, 2018)
HEALTHCARE TRUST OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona		85254
(Address of principal executive offices)		(Zip Code)
(480) 998-3478
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter): ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Healthcare Trust of America, Inc. (“HTA”) announced that on March 14, 2018 its Board of Directors appointed Ms. Vicki U. Booth and Ms. Roberta B. Bowman as new independent directors of its Board of Directors.
Ms. Booth currently serves as the President of the Ueberroth Family Foundation, which is actively engaged in working with groups and organizations focused on healthcare, human services and improving the lives of youth. Through these activities, Booth has established strong relationships within the healthcare community that result in strategic insight into health system plans. Her relationships have led to current roles as a Director for Hoag Hospital, part of the Providence St. Joseph Health system, and Member of the Texas Christian University (TCU) Chancellor’s Advisory Council, which is overseeing the founding of the TCU Medical School. In addition, Booth currently serves as the chair of the steering committee of the Family Foundation Alliance and is a member of the Orange County Funders Roundtable. She is the past chair of the Board of Governors of the Orange County Community Foundation where she continues to chair the Community Impact Committee.
Ms. Bowman spent 25 years at the multinational energy provider Duke Energy before retiring in January 2012 as Senior Vice President and Chief Sustainability Officer. In that role, Ms. Bowman served on the company’s Management Committee and led the company’s integrated response to environmental risks and opportunities. Her career at Duke Energy included executive leadership roles in public policy, government relations, environment health & safety, corporate communications and crisis management functions. She currently serves on the Board of Trustees of Blue Cross Blue Shield of North Carolina, the state’s largest health insurer and the Board of Directors for Echo Health Ventures. She also served on the Board of Directors for the LPGA from 2011 to 2017, serving as Board Chair in 2016-2017. She remains active in business as founding principal of Bowman Strategic Advisors, providing consulting services in sustainability, energy, leadership and crisis management.
Both Ms. Booth and Ms. Bowman will serve as the ninth and tenth member of the Board of Directors until our 2018 Annual Meeting of Stockholders and will be nominated for re-election at the 2018 Annual Meeting in July 2018.
The Board has determined that Ms. Booth and Ms. Bowman have no material interests in any transactions with HTA and qualifies as an independent director under the applicable New York Stock Exchange and Securities and Exchange Commission requirements.
Ms. Booth and Ms. Bowman will be entitled to receive the same compensation for service as independent directors as is provided to other independent directors under HTA’s 2006 Independent Director Compensation Plan, as amended (the “Policy”). Under the Policy, Ms. Booth and Ms. Bowman will each receive an annual base retainer of $50,000, which will be pro-rated for the fiscal year 2017, and will be eligible to receive meeting fees as provided in the Policy. Effective upon Ms. Booth’s and Ms. Bowman’s appointment, they were granted a pro-rated award of 1,282 restricted shares of HTA. HTA also intends to enter into an indemnification agreements with Ms. Booth and Ms. Bowman that are substantially similar to the form of indemnification agreement executed by other members of the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.
Date: March 16, 2018	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman